April 25, 2002

Michael Pratt
3409 Cabriolet Court
Plano, TX 75023

Dear Michael:

This offer letter replaces in its entirety the offer letter that I sent to you on April 22, 2002.

I am very pleased to offer you employment with ADC for the position of ADC Vice President and President of ADC's Wireline Business Unit. You will report directly to ADC's CEO Rick Roscitt. The terms of our offer are as follows:

Salary
Your starting salary will be at an annualized rate of $350,000, payable bi-weekly.

Sign On Bonus
ADC will provide you a one-time sign on bonus of $75,000, less all-applicable withholdings, to be paid to you within 30 days of your employment.

Annual Incentive
You are eligible to participate in the FY02 Management Incentive Plan. The plan provides a target opportunity of 55% of salary paid during the fiscal year.

Stock Option Grant
Effective the last trading day of the month in which your employment with ADC begins, you will be granted non-qualified options in 325,000 shares of ADC stock. If the closing value of ADC stock on that day exceeds $4.50 per share, your grant will be limited to a face value of $1,462,500. The grant price will be ADC's closing price on the date of grant. One-third of the options will vest on the one-year anniversary of the grant date and the remaining balance of the options vest in one-eighth (1/8) increments at each three-month period following the first year anniversary date. The options will be fully vested on the third year anniversary of the grant. The next time you may be eligible for a stock option grant under this program is in December 2002.

Restricted Stock Grant
Also on the last trading day of the month in which your employment with ADC begins, you will be granted 75,000 shares of restricted stock. One-third of the restricted stock shares will vest on the one-year anniversary of the grant date; one-third will vest on the two-year anniversary of the grant date, and the grant will be fully vested on the three-year anniversary of the grant.

Michael Pratt
April 25, 2002

Additional Stock Programs
You will be eligible for ADC's Executive Stock Ownership Program, which specifies ownership levels expected of ADC officers. The program also provides additional stock options as part of December annual grants for executives who have adequate ownership of ADC stock.

For Fiscal Year 2003, you will be eligible for any FY03 Executive Incentive Exchange Program. Terms of ADC's FY02 program provide that eligible participants can exchange up to 50% of their Management Incentive for stock options - the number of option shares granted as a result of the exchange will equal the dollar amount of the MIP award elected to be exchanged multiplied by 4.5, with this product being divided by the closing market value of ADC common stock on the effective date of the grant.

Plan materials for the Executive Stock Ownership Program and the FY02 Executive Incentive Exchange Program are enclosed.

Perquisites
You will also be eligible to receive ADC's Executive Perquisites, which includes an annual payment of $10,000. Currently, perquisite payments are made on a monthly basis. In July, we anticipate moving to a bi-weekly payment schedule.

Benefits
As a regular full-time employee, you will be eligible to participate in ADC's complete benefit programs. You will be eligible for coverage under the group medical plan, dental insurance, life insurance and disability programs. You will be eligible to enroll in the Global Employee Stock Purchase Plan during the next enrollment period and to participate in the 401(k) plan. As a participant in the 401(k) plan, following one year of employment, you will be eligible to receive the company match, which will be fully vested as of the date of the contribution.

Relocation
Your immediate work location will be ADC's Richardson, Texas site, with travel to other ADC and customer locations as required to support the business. Within 14 months of your hire date you will be expected to relocate your family residence as required to most effectively support the business. The specific ADC work location will be determined at that time by ADC's CEO, taking your recommendation into strong consideration. Based on the current business profile, your relocation would to be to Tustin, California or World Headquarters in Eden Prairie, Minnesota.

ADC will support your relocation in a manner reflective of your executive status with ADC. This support will include home sale and home purchase assistance. Should your relocation be to Tustin California, ADC will provide a special relocation provision to partially offset the living cost differential between the two locations. Prior to relocating your family residence, ADC will provide or reimburse expenses associated with a leased accommodation in the Tustin area, as well as the limited movement of personal goods, including an automobile.

Separation
Employment with ADC is for no specific period of time and is at-will. Either you or ADC is free to terminate this employment relationship at any time, for any reason, with or without cause.

Michael Pratt
April 25, 2002

In the event of a Change in Control, as defined by ADC's Executive Change in Control Severance Plan, the terms of that plan will apply to you. If within three years from your start date and in circumstances not covered by ADC's Change in Control Plan, you are (a) involuntarily terminated for reasons other than willful and continued failure to perform duties or willful misconduct or (b) you voluntarily terminate in association with a job reassignment not of comparable responsibility or status, or a reduction in base pay, ADC will provide you severance payments totaling 18 months of your current base salary, provided you sign an ADC waiver and release agreement.

Requirements
This offer of employment is contingent upon each of the following:

•

Your completion and passing of a drug test. A copy of ADC's Drug Free Workplace Policy is enclosed with this letter and instructions are included which identify the place where the testing is conducted.

•	Presentation of valid proof that you are authorized to work in the United States (I-9 verification).
•

Your review and signature acknowledging your agreement to comply with the ADC Invention, Copyright and Trade Secret Agreement and the ADC Code of Business Conduct. A copy of each document is enclosed for your review. You will be asked to sign and return an accompanying signature page for these documents.

Because of your position within ADC, we expect that you will be designated as a "Section 16" reporting officer by ADC's Board of Directors, which will subject you to the reporting requirements and trading restrictions with respect to ADC common stock that are imposed by Section 16 of the Securities Exchange Act of 1934. We will provide you with additional materials regarding ADC's Section 16 compliance program shortly after your commencement date. We will, however, need to obtain all information regarding your current holdings in ADC common stock within a few days following your commencement date, in order to make the required filings with the Securities and Exchange Commission on a timely basis.

ADC has hired you because of your general background and experience and does not want or expect you to use any confidential or trade secret information in discharging your duties for ADC. By accepting ADC's offer employment, you are warranting that you are not bringing any trade secret or confidential materials with you to ADC, that you understand that ADC does not want you to disclose any trade secrets or confidential information from your former employer, and that you will discharge your duties at ADC without relying on any confidential or trade secret information you may have acquired in your former employment.

Also included is an employment application that we ask you to complete and return to us in the enclosed envelope prior to your start date.

Please confirm your decision by acknowledging and returning one copy of this letter. Your first day of employment will be mutually agreed upon.

Michael Pratt
April 25, 2002

Michael, on behalf of everyone here at ADC, we look forward to your joining the team. If you have any questions, please do not hesitate to call me at 952-917-0706.

Sincerely,

/s/ Laura Owen

Laura Owen
Vice President, Human Resources

cc:	Rick Roscitt Nelda Moffett

Enclosures

To acknowledge your acceptance of this offer and the terms and conditions, please sign and return this original prior to your start date.

/s/ Michael K. Pratt	5/1/02
Name	Date